Exhibit (d)(68)
AMENDMENT TO
JANUS ASPEN SERIES
INVESTMENT ADVISORY AGREEMENT
MODULAR PORTFOLIO CONSTRUCTION PORTFOLIO
     THIS AMENDMENT is made this 1st day of July, 2010, between JANUS ASPEN SERIES, a Delaware statutory trust (the “Trust”), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“JCM”).
W I T N E S S E T H
     WHEREAS, the Trust and JCM are parties to an Investment Advisory Agreement on behalf of Modular Portfolio Construction Portfolio (the “Fund”), dated May 1, 2009 (the “Agreement”);
     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;
     WHEREAS, the name of Modular Portfolio Construction Portfolio has been changed to Dynamic Allocation Portfolio.
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:
     1. All references to “Modular Portfolio Construction Portfolio” have been changed to “Dynamic Allocation Portfolio.”
     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.
     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Exhibit (d)(68)
     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

JANUS CAPITAL MANAGEMENT LLC
By:	/s/ Heidi W. Hardin
Heidi W. Hardin
Senior Vice President and General Counsel

JANUS ASPEN SERIES
By:	/s/ Stephanie Grauerholz-Lofton
Stephanie Grauerholz-Lofton
Chief Legal Counsel, Vice President and Secretary